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                                                                   EXHIBIT 23.02

                 CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Board of Directors and Shareholders

United Utilities PLC:

We consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-4 of United States Filter Corporation of our report dated 16 October 1996 relating to the aggregated financial statements of the United Utilities PLC Process Division as of 31 March 1996 and 1995 and for each of the years in the two year period ended 31 March 1996.


KPMG Audit Plc
Manchester, England
7 May 1998
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                           CONSENT OF KPMG AUDIT Plc

The Board of Directors
Protean plc:

We consent to the inclusion of our report dated June 12, 1997, with respect to the consolidated balance sheet of Protean plc as of March 31, 1997, and the related consolidated profit and loss account, cash flow statement, reconciliation of net cash flow to movement in net debt, statement of total recognised gains and losses, reconciliation of movements in shareholders' funds, and note of consolidated historical cost profits and losses for the year ended March 31, 1997, which report appears in the Form 8-K of United States Filter Corporation dated May __, 1998.


                                  KPMG Audit Plc
                                  Chartered Accountants and Registered Auditors

London
May 6, 1998